PRICING SUPPLEMENT NO. 18 DATED NOVEMBER 5, 2002 TO PROSPECTUS DATED AUGUST 9, 2001 AND PROSPECTUS SUPPLEMENT DATED DECEMBER 13, 2001	FILED PURSUANT TO RULE 424(b)(3) REGISTRATION NO. 333-65886

AMERICAN GENERAL FINANCE CORPORATION
MEDIUM-TERM NOTES, SERIES G
(FLOATING RATE)
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount: $58,000,000		Original Issue Date: November 8, 2002
Agent's Discount or Commission: $85,840		Stated Maturity: January 7, 2005
Net Proceeds to Issuer: $57,914,160		Interest Rate: Federal Funds Open Rate + 33 bps
Form:	[ x ] Book Entry [ ] Certificated	CUSIP No.: 02635PRZ8

The notes are being placed through or purchased by the Agent listed below:
Morgan Stanley & Co. Incorporated	$ 58,000,000	Capacity:	[ x ] Agent	[ ] Principal

If as Agent:          The notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Principal :	[ ]	The notes are being offered at varying prices related to prevailing market prices at the time of resale.
	[ ]	The notes are being offered at a fixed initial public offering price of ___% of principal amount.
Initial Interest Rate:	To be determined
Interest Reset Dates:	Daily	INTEREST RATE BASIS OR BASES:
Interest Payment Dates:	Quarterly on the 7th day of each January, April, July and October, commencing January 7, 2003. (There will be a short first interest period.)	[ ] [ ]	CD Rate CMT Rate
Regular Record Dates:	15 calendar days prior to each Interest Payment Date		[ ]	CMT Moneyline Telerate Page 7051
Spread (+/-): +33 bps			[ ]	CMT Moneyline Telerate Page 7052
Spread Multiplier: N/A				[ ]	One-Week Average Yield
Maximum Interest Rate: N/A				[ ]	One-Month Average Yield
Minimum Interest Rate: N/A
Index Maturity: Daily		[ ]	Commercial Paper Rate
		[ ]	Eleventh District Cost of Funds Rate
INTEREST CALCULATION:		[ ]	Federal Funds Rate
[ x ]	Regular Floating Rate Note:	[ ]	LIBOR
[ ]	Floating Rate/Fixed Rate Note		[ ]	LIBOR Reuters
	Fixed Rate Commencement Date:		[ ]	LIBOR Moneyline Telerate
	Fixed Interest Rate:	[ ]	Prime Rate
[ ]	Inverse Floating Rate Note	[ ]	Treasury Rate
Fixed Interest Rate:		[ x ]	Other: Federal Funds Open Rate*

* (1) The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5; or

(2) If the rate referred to in clause (1) does not appear on Moneyline Telerate Page 5 on the related calculation date, the rate for such Interest Determination Date will be the rate for that day displayed on FEDFOPEN Index on Bloomberg which is the Fed Funds Opening Rate as reported by Garban Capital Markets (or a successor) on Bloomberg; or

(3) If the rate referred to in clause (2) does not appear on FEDFOPEN Index on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9:00 am, New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent; or

(4) If fewer than three brokers selected by the Calculation Agent are quoting as described in clause (3) on such date, the Federal Funds Open Rate in effect for the new interest period will be the Federal Funds Open Rate in effect for the applicable Interest Determination Date.

Redemption Provisions:
[ x ] [ ]

The notes cannot be redeemed prior to the Stated Maturity.
The notes may be redeemed prior to the Stated Maturity.
Initial Redemption Date:
Initial Redemption Percentage:   ___%
Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:
[ x ] [ ]	The notes cannot be repaid prior to the Stated Maturity. The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes. Optional Repayment Date(s):

Other Provisions: None.

We may create and issue additional notes with the same terms as the notes offered hereby so that the additional notes will form a single series with the notes offered hereby.

_________________

We are offering the notes on a continuing basis through Banc of America Securities LLC, Banc One Capital Markets, Inc., Goldman, Sachs & Co., JPMorgan, Morgan Stanley, Salomon Smith Barney and Wachovia Securities, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See "Plan of Distribution" in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted $3,500,000,000 aggregate principal amount of offers to purchase notes.

__________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.